Exhibit 99.1

TRANSACTION SYSTEMS ARCHITECTS INC. 120 BROADWAY, SUITE 3350 NEW YORK, NEW YORK 10271 646.348.6700 FAX 212.479.4000	News Release

For more information contact:
William J. Hoelting
Vice President, Investor Relations
402.390.8990

FOR IMMEDIATE RELEASE

Transaction Systems Architects Provides Strategic Update

-	Preliminary financial results for the quarter ending December 31, 2006 and other financial activities, including planned increase to stock repurchase authorization and fiscal year change

-	Updated financial guidance and new additional metrics for calendar year 2007

-	Key accomplishments over the first five quarters of the 5-Year Strategic Plan, including recent acquisition of Visual Web Solutions, Inc.

(NEW YORK, N.Y. — March 1, 2007) — Transaction Systems Architects, Inc. (Nasdaq:TSAI), today provided an update on strategic and financial activities currently underway, including the following:

•	An update on its financial reporting status, including its ongoing voluntary review of historical stock option grants

•	Preliminary financial results for the quarter ending December 31, 2006

•	Plans for an increase in the authorized amount of the Company’s stock repurchase program

•	Plans to move to a calendar year-end from its current fiscal year

•	Plans to strengthen internal controls

•	Updated financial guidance with additional metrics for calendar year 2007

•	A summary of key accomplishments by the Company over the first five quarters of its five-year strategic plan, including the recent acquisition of Visual Web Solutions, Inc.

Introduction

“We are most relieved to resume our public communications,” said Philip G. Heasley, TSA CEO. “We have been eager to do this. Clearly, we have many ‘moving parts’ and new activities underway. We have wrestled with the situation wherein we believe that we have had good commercial success in the market, but that success has not resulted in near-term conversion of sales to revenue at historical rates due to the mix of these sales. We now believe that we better understand the dynamics driving this.

As we have previously stated, we are committed to overall shareholder value creation versus quarterly and near-term GAAP results. To better relate our overall business performance, we are now expanding and revising our financial guidance. We believe this expanded guidance, which will include operating free cash flow and 60-month backlog, will provide clearer insight into our progress in generating enterprise value. Finally, as evidenced by the activities referenced in this communication, we are committed to putting our legacy issues behind us while simultaneously driving our strategic agenda.”

Financial Reporting Update

As explained in the Company’s February 12, 2007 the independent review of historical stock option grants by the Company continues. Based on progress made to date, the Company presently expects that review to be complete and to file its Annual Report on Form 10-K by the end of March 2007. Subsequently, the Company expects to file a Form 10-Q for the quarter ended December 31, 2006 approximately four weeks after the filing of its 2006 Annual Report on Form 10-K and to file a Form 10-Q for the quarter ended March 31, 2007 approximately four weeks thereafter.

Although the stock options review is not completed, the Company presently believes that a number of measurement date errors occurred in the 1995 to 2002 period that will require non-cash stock based compensation related adjustments to prior period financial statements. The Company presently expects to restate all such prior period financial statements in its fiscal 2006 Form 10-K report, as well as the key findings of the stock options review.

“We have been working hard to complete our review of various legacy issues, and we are looking forward to resuming our normal dialogue on Company activities. We are committed to returning to our standard reporting schedule as soon as possible,” said Heasley.

Preliminary Results for Quarter Ending December 31, 2006

The Company’s preliminary revenue estimate is approximately $92 million to $95 million for the quarter ending December 31, 2006, compared to $85.1 million for the quarter ended December 31, 2005. During the quarter, the sales mix of new products and applications did not lend itself to conversion to current-period revenue. In addition, revenues during the quarter were impacted by lower sales than expected in the United States, with solid sales performance in EMEA, Asia/Pacific and Latin America.

Expenses for the quarter will include approximately $3.0 million related to the stock option review, as noted previously. In addition, the Company’s effective tax rate will be higher than previous guidance primarily due to a non-cash amortization charge related to the Company’s transfer of certain intellectual property rights to its Irish subsidiary as part of its globalization initiatives. Based on the above factors, the Company’s current estimate of GAAP earnings per share for the quarter is $0.05 to $0.12. All results discussed in this press release are preliminary and subject to change pending the outcome of the Company’s review of historical options granting practices, and the Company’s normal quarter-end closing process.

During the quarter ending December 31, 2006 the Company added seven new customers, licensed 25 new applications to existing customers and signed 12 capacity upgrades over $100 thousand each. Included were licenses of BASE24-eps™ to several new and existing customers during the quarter, two significant licenses for the Company’s ACI Smart Chip Manager solution and a significant new contract for the ACI Enterprise Banker solution with a top U.S. bank. In addition, during the quarter, a facilities management customer notified the Company that it would not be renewing its contract, effective September 30, 2007. This has no impact on current period revenue, but will have the effect of reducing the Company’s 60-month backlog by approximately $20 million.

Planned Increase in Company’s Stock Repurchase Authorization

The Company’s Board of Directors has approved an increase of $100 million to its current repurchase authorization, bringing the total authorization to $210 million. This increase in the repurchase program will be implemented as soon as the Company is able to amend its repurchase instructions in accordance with applicable laws, after the Company becomes compliant with its regulatory filings. Under the program to date, the Company has purchased approximately 2.8 million shares for approximately $77.0 million. Purchases will be made from time to time as market and business conditions warrant, in open market, negotiated or block transactions, subject to applicable laws, rules and regulations.

Fiscal Year Change

As part of its ongoing strategic transformation, the Board of Directors of the Company approved a change in the Company’s fiscal year from a September 30 fiscal year-end to a December 31 fiscal year-end, effective as of January 1, 2008 for the fiscal year ending December 31, 2008. “The decision to adopt a calendar year as our fiscal year is another step in our overall strategic agenda,” added Heasley. “This may add a near-term communications burden for us and our audience, but we believe that this move is beneficial to all parties as it better aligns our sales contracting and delivery processes with those of most of our customers, given that most financial institutions operate on a calendar year basis. In addition, operating on a fiscal cycle more consistent with that of our peer group will facilitate more effective communication with the capital markets and investment community at large. Although we are formally changing our fiscal year effective January 1, 2008, we will begin to manage and provide guidance on a calendar year basis immediately.”

Material Internal Control Weaknesses

The Company currently anticipates reporting in its fiscal 2006 Form 10-K certain material internal control weaknesses in the areas of income taxes, non-routine transactions, financial reporting and the recognition of revenue as of September 30, 2006. These weaknesses were attributable to an unusual level of reporting demands generated by the review of historical stock option grants, the acquisition of P&H Solutions, the divestiture of the eCourier and WorkPoint product lines, the valuation of intellectual property for transferring the property appropriately between subsidiaries over various jurisdictions, an increased level of new business contract volume and the implementation of an organization plan which generated new and different requirements for internal management reporting, all of which occurred during a time of significant turnover in the Company’s accounting department. Remediation plans to resolve these weaknesses have been developed and are now being implemented, and progress is reviewed by executive management on a weekly basis. In addition, since the beginning of September 2006, the Company has appointed new personnel in the following positions: Chief Financial Officer, Controller, Assistant Controller and Director of Regulatory Reporting.

Updated Financial Guidance

The Company is revising its financial guidance, including the impact of the new fiscal year, and adding additional guidance for operating free cash flow and 60-month backlog.

“One of the strengths of this Company is its ability to generate cash,” added Heasley. “By offering guidance for our full-year operating free cash flow, we hope to give the investment community better visibility to this key metric. In addition, by offering guidance on our expected year-end 60-month backlog, we believe we are offering a better view to overall progress against our strategic goals. We are focused on creating a sales mix that is oriented towards new customers, major new applications to existing customers and bundled sales to both. Clearly, these types of orders are strategic to the Company, but they do not lend themselves to conversion to current-period revenue. By providing guidance on operating free cash flow and 60-month backlog, we are providing investors two additional gauges by which to measure the Company’s performance against its long-term strategic goals.”

The Company expects operating free cash flow for the twelve months ending December 31, 2007 to be between $60 million and $70 million. Operating free cash flow is defined as GAAP net cash provided by operating activities adjusted for one-time items, minus capital expenditures (see Table A for reconciliation of operating free cash flow). At the conclusion of the year ending December 31, 2007, the Company expects its 60-month backlog to be between $1.331 billion and $1.361 billion.

For the twelve months ending December 31, 2007, the Company presently expects revenue to be between $431 million and $450 million. Earnings per share on a GAAP basis are expected to be

$1.16 to $1.45 per fully diluted share. On an adjusted, non-GAAP basis, the Company expects earnings per share to be $1.57 to $1.86. Adjusted non-GAAP earnings per share are calculated as GAAP earnings per share adjusted for certain non-operating, non-recurring items and selected non-cash expenses associated with amortization of intangible assets from acquisitions and stock-based compensation (see reconciliation Table B below). In calculating its earnings per share guidance for fiscal 2007, the Company assumes an average effective tax rate of 37 percent and 38.4 million shares outstanding.

The Company’s calendar 2007 guidance includes the impacts of the following items:

•	The Company’s current view of expected sales mix and its conversion to backlog and revenue;

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The acquisition of Visual Web Solutions (discussed further below). The Company currently expects Visual Web to contribute approximately $4.5 million to $6.0 million to its 60-month backlog, and negatively affect operating free cash flow by up to $400 thousand in calendar year 2007. The Company expects revenue from the Visual Web acquisition to be approximately $3.5 million to $4.0 million in calendar 2007, net of purchase accounting adjustments. The Company expects the acquisition to be dilutive to GAAP earnings per share in calendar 2007 by approximately $0.02 to $0.03. In addition to normal purchase accounting adjustments, dilution will be driven by additional operational and capital investments in the operation to integrate and expand Visual Web’s trade finance and cash management offerings and expansion in its operation in Bangalore, India, with the corresponding affect on operating free cash flow. The Visual Web acquisition is expected to be accretive to calendar 2008 earnings by $0.01 to $0.02 per share;

•

The Company’s plan to increase its direct distribution presence in key markets in the Asia/Pacific region. This initiative is expected to result in an addition of between $5 million and $6 million to the Company’s 60-month backlog, and is expected to contribute revenue of $2.5 million to 3.0 million for the calendar year. The initiative is expected to be neutral to operating free cash flow and earnings per share in calendar 2007;

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Stock option review expense of approximately $3.0 million, or approximately $0.05 per share. This is in addition to the $3.0 million in expense that the Company incurred in the quarter ending December 31, 2006;

•	An effective tax rate of 37 percent. This higher tax rate is primarily due to a non-cash amortization charge related to the international intellectual property transfer of BASE24-eps™ to Ireland; and

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Generally wider ranges contemplated for GAAP revenue and earnings per share, and a similarly wide range in guidance for 60-month backlog. The Company’s updated ranges for GAAP financials are indicative of the sensitivity of the Company’s results to the timing, mix and structure of customer contracts, some of which can be very large in terms of overall economic value to the company. The Company, in an effort to focus on growing backlog and creating higher overall economic value from customer contracts, expects to employ more rigorous discipline to its contracting process, with less focus on driving near-term revenue at the expense of longer term revenue contribution.

The Company’s guidance does not include any other financial statement impacts that may arise out of the stock option review.

Key Strategic Achievements to Date

“We are approximately five quarters into our initial five-year strategic plan, and we continue to make significant progress towards our overall strategic goals,” said Philip G. Heasley, TSA’s CEO. “We continue to remain comfortable with our long-term objective for earnings per share growth of 12 to 15 percent per year, compounded over the five years of the strategic plan. In the last year, we took key steps towards transforming the Company to be more scalable, to have a more vigorous and complete product line, to be better-positioned from a competitive perspective, to enjoy a substantially better rate of growth, and to lead the global shift towards a more reliable, more secure and more efficient payments system around the world.”

Key accomplishments by the Company include:

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Restructured the Company from three profit centers to a functionally-organized single operating entity leveraging the well-known ACI brand, and better positioning the Company to design, develop and deliver differentiated and superior payment solutions. The reorganization resulted in immediate and longer-term cost reductions, as well as a more streamlined platform for integrating strategic acquisitions and for capturing consolidation economics. As a part of this strategy, the Company expects to be renamed ACI Worldwide, in an effort to leverage its powerful brand and simplify the overall view of the Company by its customers, shareholders and employees;

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Improved the overall rate of sales, exceeding industry capital expenditure growth rates by several multiples, and to be more in line with the overall pattern of growth in global electronic payment transaction volumes. A key element in this growth was the Company’s on-going efforts to restructure its sales and distribution model and related compensation programs;

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Achieved Category A maturity status for the Company’s flagship retail payments offering, BASE24-eps ™. BASE24-eps™, by virtue of its open systems architecture, significantly expands the Company’s addressable customer base, including the IBM mainframe-dominated home-grown and open-systems segments, and has resulted in key wins and reference production sites for the product. In addition, the Company believes that its existing BASE24™ customers will now be more interested in migrating to BASE24-eps™ based on this upgraded maturity classification, creating additional revenue opportunities for the Company;

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Acquired S2 Systems, adding significant new customers, incremental products, geographic presence and open-systems development talent, and created operational efficiencies by virtue of its integration into TSA’s global infrastructure;

•	Acquired eps Electronic Payment Systems AG, enabling the Company to compete more effectively in the Germanic region, one the largest banking and electronic payments regions in the world;

•	Established global resource centers around the world, including in Romania and India (as discussed below with the acquisition of Visual Web Solutions), to deliver superior service to customers in Europe and Asia and to avail ourselves of differential labor rates in regions where the Company is experiencing higher levels of demand. These complement our present centers of expertise in Omaha, Boston and Watford, England;

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Established an operation in Ireland to house the international intellectual property for BASE24-eps™, to afford the Company over time certain global tax efficiencies as the Company sells more products into the international marketplace;

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Acquired P&H Solutions, adding web-based cash management and online banking to the Company’s product suite, and adding the infrastructure for the Company’s recently announced ACI On Demand product offering;

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Secured a $150 million senior revolving line of credit to accelerate the Company’s capital investments in internal growth and acquisitions. The Company recently utilized $75 million of this facility to help fund a portion of the purchase of P&H Solutions. “The Company routinely assesses build-or-buy opportunities and its needs for acquiring intellectual capital and/or additional distribution capacity,” added Heasley. The balance is expected to be used in future strategic acquisitions or other capital investment initiatives;

•	Divested non-strategic assets, including the eCourier and Workpoint product lines;

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Strengthened the Company’s global leadership team, positioning the Company for further growth and globalization. Key appointments have been made in Finance, Business Development and in the global sales and distribution infrastructure. In addition, the Company named Mark Vipond as its Chief Operating Officer;

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Announced the ACI On Demand offering, a hosted solution for end-to-end electronic payments, broadening the addressable customer base for the Company’s solutions and offering more deployment options for customers in North America; and

•	Announced a plan to move to a calendar year-end for its fiscal year, designed to better align the Company with its customers’ decision-making and operating cycles.

Acquisition of Visual Web Solutions, Inc.

On February 7, 2007 the Company acquired Visual Web Solutions, Inc. Visual Web markets trade finance and web-based cash management solutions, primarily to financial institutions in the Asia/Pacific region.

“We’re excited to bring the Visual Web team into the TSA family,” said Heasley. “They have developed solid technology and have a blue-chip customer base in Asia/Pacific. Their solutions, expertise and footprint in the region are all good fits for us, both to broaden our wholesale payments value chain and expand our Asia/Pacific presence. The Company has allocated nearly one million dollars for expanded premises and personnel in India, for additional sales resources in Asia and the U.S., and for operations personnel and hardware to deliver Visual Web’s solutions through our new ACI On Demand offering.”

“We are proud of the position we have developed in wholesale banking technology in the Asia/ Pacific region,” said Ricardo de Senna, CEO of Visual Web. “Becoming a part of TSA and its highly developed global distribution channel should create more opportunities for us. We’re excited to work with the TSA team, and we look forward to the opportunities that this combination presents.”

Visual Web, headquartered in North Brunswick, New Jersey, provides international trade finance and cash management solutions. These solutions will complement and be integrated with TSA’s U.S.-centric cash management and online banking solutions, to create a more complete international offering. Visual Web was founded in 1994, and has wholly owned subsidiaries in Singapore for sales and customer support and in Bangalore, India for product development and services. Visual Web’s latest product, ASPECT, focuses on back-office trade finance needs for major international financial institutions, and employs a service-oriented architecture and J2EE technologies to facilitate product flexibility and integration into legacy bank systems and networks.

The acquisition offers a number of strategic benefits for TSA, including:

•	It broadens and extends TSA’s wholesale banking and payments suite;

•	It adds international capabilities, including multi-language and multi-currency support, to the suite for trade finance and cash management;

•	It provides additional personnel in the Asia/Pacific region who are experienced in selling and supporting wholesale banking solutions; and

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It provides a key development center and infrastructure in India, including approximately 110 staff in Bangalore, that TSA can use to extend its globalization strategies, and advance its go-to-market plans in India.

Strategy for Direct Distribution in Key Asia/Pacific Markets

The Company seeks to strengthen and enhance its distribution in the Asia/Pacific region. As the Company continues to execute its globalization strategy, it anticipates moving from its historical reliance on agents to direct distribution where it has more control over sales and service. The Company views several countries in the Asia/Pacific region, such as China, India, the Philippines and Malaysia, as providing good growth opportunities based on overall economic development and the shift towards electronic forms of payment.

“Historically, the Company has employed an indirect distribution model in many countries in the Asia/Pacific region,” said Heasley. “Our plan to go direct in the Philippines is a first step in our overall strategy to capture incremental growth opportunities and increased control in a region with positive industry fundamentals.”

Next Steps in the Five-Year Plan

“It should be clear that the successful introduction of BASE24-eps ™ validates our assessment that we can exploit the IBM-compatible and open-systems segments to drive growth in addition to our traditional leadership in the HP Nonstop segment,” added Heasley. “Further, our hosted delivery capability, ACI On Demand, demonstrates our commitment to provide affordable and manageable solutions to smaller institutions and to institutions in markets where technical skills for complex systems are scarce. These efforts in product, delivery and geographic reach are expressions of our strategic direction as we move to develop long-term growth and value for our shareholders via internal development and acquisition in the high-growth, global electronic payments space. Although we have experienced some recent short-term hiccups, by and large we have managed to accomplish a number of our strategic objectives while steadily raising the overall operating performance of the Company.”

Investor Call

TSA will hold a webcast conference call at 8:30 a.m. EST, March 2, 2007 to discuss this press release. Interested persons may access a real-time audio broadcast of the teleconference at www.tsainc.com/investors.

Non Reliance on Prior Financial Communications

On October 27, 2006 the Company announced that its financial statements and all earnings releases and similar communications relating to financial periods since fiscal year 1995 should not be relied upon in light of the stock option review the Company has undertaken. While the review is not yet complete, there appear to be some errors in the 1995 to 2002 period, which could affect the preliminary results in this press release. Subject to completion of the stock option review and a determination of the financial statement impact, including the need to restate any historical financial statements, the Company presently expects to provide disclosure in its 2006 Form 10-K to reflect any and all such restatements.

About Transaction Systems Architects, Inc.

Every second of every day, TSA solutions are at work processing electronic payments, managing risk, automating back office systems and providing application infrastructure services. TSA is a leading international provider of solutions for banking, retail and cross-industry systems. TSA serves more than 800 customers in 83 countries including many of the world’s largest financial institutions, retailers and payment processors. Visit Transaction Systems Architects at www.tsainc.com.

Non GAAP Financial Measures

This press release includes (1) operating free cash flow and (2) earnings per share guidance on an adjusted, non-GAAP basis. TSA is presenting these non-GAAP guidance measures to provide more transparency to its earnings, focusing on operations before selected non-cash items and operating free cash flow.

The Company believes that providing earnings per share on an adjusted, non-GAAP basis is useful to its investors as an operating measure because it excludes certain expenses and therefore provides a consistent basis for comparison of the Company’s expenses from period to period. TSA is also presenting operating free cash flow, which is defined by the Company as net cash provided by operating activities, adjusted for one-time items, minus capital expenditures. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes operating free cash flow as a further indicator of operating performance and for planning investing activities.

The presentation of these non-GAAP financial measures should be considered in addition to the Company’s GAAP results and is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. A reconciliation of (1) net cash provided by operating activities to operating free cash flow and (2) GAAP earnings per share to non-GAAP adjusted earnings per share follows.

Table A: Reconciliation of Operating Free Cash Flow

FY07 Guidance
Net cash provided by operating activities	$66 million to $74 million
One-time items:
Net after-tax cash payments associated with the stock option review	$4 million
Capital expenditures	($10 million to $8 million)
Operating free cash flow	$60 million to $70 million

Table B: Reconciliation of GAAP EPS to Adjusted Non-GAAP EPS Estimated Results and

Updated Calendar 2007 Guidance

	FY06 Preliminary	CY07 Guidance
GAAP earnings per share	$1.46	$1.16 to $1.45

One-time tax benefit	(0.46)	n/a
Lawsuit settlement cost	0.14	n/a
Cost of stock options review	n/a	0.05
Adjusted earnings per share after selected one-time items	$1.14	$1.21 to $1.50

Amortization of acquisition-related intangibles	0.05	0.22
Non-cash equity-based compensation	0.11	0.14
Adjusted Non-GAAP earnings per share	$1.30	$1.57 to $1.86

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. Generally, forward-looking statements do not relate strictly to historical or current facts and may include words or phrases such as the Company “believes,” “will,” “expects,” “looks forward to” and words and phrases of similar impact, and include but are not limited to statements regarding future operations, business strategy and business environment and specifically include amounts estimated in the 12-month and 60-month backlogs, the Company’s revenue and earnings guidance, and the Company’s long-term revenue and earnings growth objectives and business strategies.

The forward-looking statements are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, but are not limited to, statements regarding the:

•	Company’s expectations regarding the timing of completing the review of its historical stock option practices;

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Company’s expected timing regarding completion of the audit of its 2006 consolidated financial statements and the filing of its Annual Report on Form 10-K, its Quarterly Report on Form 10-Q for the quarter ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•	Company’s expectations of the adjustments to prior period financial statements as a result of the stock options review or otherwise;

•	Expected impact of the Company’s 60-month backlog relating to the loss of a facilities management customer;

•	Company’s preliminary results for the quarter ended December 31, 2006;

•	Expected timing of the increase in the Company’s stock repurchase program;

•	Expected benefits from the change in fiscal year end;

•	Company’s expected improvements in internal controls;

•	Company’s 60-month backlog estimates;

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Company’s revenues, earnings per share, adjusted earnings per share, costs of its option investigation, operating free cash flow and 60-month backlog estimates for the twelve months ending December 31, 2007;

•	Expected revenue from the Visual Web acquisition and contribution to earnings per share in calendar 2007 and 2008;

•	Company’s plan to increase its direct distribution presence in key regions in the Asia/Pacific region and the resulting impact on revenue and 60-month backlog estimates;

•	Company’s expectation to employ a more rigorous discipline to its contracting process;

•	Company’s long-term objectives for earning per share;

•

Company’s belief that additional revenue opportunities may be created for the Company as a result of the Company’s expectation that existing BASE24™ customers may be more interested in migrating to BASE24-eps™ based on the upgrade to Category A maturity;

•	Company’s expected use of the balance of the proceeds from its senior credit facility;

•	Company’s expected next steps of its five-year plan;

•	Company’s expected benefits from the Visual Web acquisition;

•	Company’s position to take advantage of the industry dynamics underway in its category; and

•	Company’s plan to execute against its current strategic plan in calendar 2007.

Any or all of the forward-looking statements may turn out to be wrong. They can be affected by the judgments and estimates underlying such assumptions or by known or unknown risks and uncertainties. Many of these factors will be important in determining the Company’s actual future results. These factors include, without limitation, the risk that additional information may arise from the preparation of the Company’s financial statements or other subsequent events that would require the Company to make additional adjustments than those previously disclosed. Furthermore, all estimates regarding calendar 2007 in this press release are targets, not predictions of actual performance. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially from those expressed or implied in any forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements after the date of this release.

All of the foregoing forward-looking statements are expressly qualified by the risk factors discussed in the Company’s filings with the Securities and Exchange Commission. For a detailed discussion of these risk factors, please review the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K filed on December 14, 2005, the Company’s Form 10-Q filed on February 9, 2006, the Company’s Form 10-Q filed on May 10, 2006 and August 9, 2006 and specifically the section entitled “Factors That May Affect the Company’s Future Results or the Market Price of the Company’s Common Stock.”

The risks identified in the Company’s filings with the Securities and Exchange Commission include:

•	Risks inherent in making an estimate of the Company’s 12-month and 60-month backlog which involve substantial judgment and estimates;

•	Risks associated with tax positions taken by the Company which require substantial judgment and with which taxing authorities may not agree;

•	Risks associated with litigation in the software industry regarding intellectual property rights;

•	Risks associated with the Company’s ability to protect its proprietary rights;

•	Risks associated with the Company’s concentration of business in the financial services industry;

•	Risks associated with fluctuations in quarterly operating results and resulting stock price volatility;

•	Risks associated with conducting international operations;

•	Risks regarding the Company’s new BASE24-eps™ product;

•	Risks associated with the Company’s dependence on its BASE24™ solution;

•	Risks associated with the Company’s dependence on the licensing of software products that operate on Hewlett-Packard NonStop servers;

•	Risks associated with the complexity of the Company’s software products;

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Risks associated with the Company’s acquisition of new products and services or enhancement of existing products and services through acquisitions of other companies, product lines, technologies and personnel, or through investments in other companies;

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Risks associated with the acquisition of S2 Systems and the integration of its operations and customers, including, without limitation, the risks described in the Company’s Form 8-K filed July 1, 2005;

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Risks associated with the integration of its eps Electronic Payment Systems AG’s operations and customers, including, without limitation, the risks described in the Company’s Form 8-K filed May 11, 2006;

•	Risks associated with the acquisition of its P&H Solutions operations and customers, including, without limitation, the risks described in the Company’s Form 8-K filed September 1, 2006;

•	Risks associated with new accounting standards, or revised interpretations or guidance regarding existing standards; and

•	Risks associated with the assessment and maintenance of internal controls over the Company’s financial reporting.

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